Exhibit 99.1

BD Announces Upsizing of Tender Offers

FRANKLIN LAKES, NJ (August 10, 2021) – Becton, Dickinson and Company (NYSE: BDX) (the “Company” or “BD”) today announced that it has amended its previously announced tender offers to purchase for cash each of its 3.875% Senior Notes due 2024, 3.734% Senior Notes due 2024 and 3.363% Senior Notes due 2024 (collectively, the “Maximum Tender Offer Notes”) to (i) increase the previously announced  maximum principal amount to be purchased by the Company of its 3.734% Senior Notes due 2024 from $300,000,000 to $500,000,000 and (ii) increase the previously announced maximum principal amount to be purchased by the Company of all series of Maximum Tender Offer Notes in the tender offers from $715,000,000 to $1,285,000,000. All other terms of the tender offers as previously announced remain unchanged. The tender offers are being made pursuant to the terms and conditions, set forth in the offer to purchase, dated August 5, 2021 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), as supplemented by this press release. The Company refers investors to the Offer to Purchase for the complete terms and conditions of the tender offers.

Information Relating to the Tender Offers

Barclays Capital Inc. and Citigroup Global Markets Inc. are the lead dealer managers for the tender offers. BNP Paribas Securities Corp. is the co-dealer manager for the tender offers. Investors with questions regarding the tender offers may contact Barclays Capital Inc. at (800) 438-3242 (toll-free) or (212) 528-7581 (collect) or Citigroup Global Markets Inc. at (800) 558-3745 (toll-free) or (212) 723-6106 (collect). Global Bondholder Services Corporation is the tender and information agent for the tender offers and can be contacted at (866) 924-2200 (toll-free) or (212) 430-3774 (collect).

None of the Company or its affiliates, their respective boards of directors, the dealer managers, the tender and information agent or the trustee with respect to any Maximum Tender Offer Notes is making any recommendation as to whether holders should tender any Maximum Tender Offer Notes in response to any of the tender offers, and neither the Company nor any such other person has authorized any person to make any such recommendation. Holders must make their own decision as to whether to tender any of their Maximum Tender Offer Notes, and, if so, the principal amount of Maximum Tender Offer Notes to tender.

This press release is for informational purposes only and is not an offer to buy, or the solicitation of an offer to sell, any of the Maximum Tender Offer Notes and the tender offers do not constitute an offer to buy or the solicitation of an offer to sell Maximum Tender Offer Notes in any jurisdiction or in any circumstances in which such offer or solicitation is unlawful.

The full details of the tender offers are included in the Offer to Purchase. Holders are strongly encouraged to read carefully the Offer to Purchase, including materials incorporated by reference therein, because they contain important information. The Offer to Purchase may be downloaded from Global Bondholder Services Corporation’s website at www.gbsc-usa.com/BectonDickinson or obtained from Global Bondholder Services Corporation, free of charge, by calling toll-free at (866) 924-2200 (bankers and brokers can call collect at (212) 430-3774).

About BD

BD is one of the largest global medical technology companies in the world and is advancing the world of health by improving medical discovery, diagnostics and the delivery of care. The company supports the heroes on the frontlines of health care by developing innovative technology, services and solutions that help advance both clinical therapy for patients and clinical process for health care providers. BD and its 70,000 employees have a passion and commitment to help enhance the safety and efficiency of clinicians’ care delivery process, enable laboratory scientists to accurately detect disease and advance researchers’ capabilities to develop the next generation of diagnostics and therapeutics. BD has a presence in virtually every country and partners with organizations around the world to address some of the most challenging global health issues. By working in close collaboration with customers, BD can help enhance outcomes, lower costs, increase efficiencies, improve safety and expand access to health care.

Contacts:

Media:	Investors:
Troy Kirkpatrick	Kristen M. Stewart, CFA
VP, Public Relations	SVP, Strategy & Investor Relations
858.617.2361	201.847.5378
troy.kirkpatrick@bd.com	kristen.stewart@bd.com

Forward-Looking Statements

This press release contains certain estimates and other forward-looking statements (as defined under federal securities laws) regarding BD’s performance, including in relation to the consummation of the tender offers. All such statements are based upon current expectations of BD and involve a number of business risks and uncertainties. Actual results could vary materially from anticipated results described, implied or projected in any forward-looking statement. With respect to forward-looking statements contained herein, a number of factors could cause actual results to vary materially. These factors include, but are not limited to, the factors discussed in BD’s filings with the Securities and Exchange Commission. We do not intend to update any forward-looking statements to reflect events or circumstances after the date hereof except as required by applicable laws or regulations.

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